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                                                                     Exhibit 4.5
                              Nations Express, Inc.
                              ---------------------
                         Public Offering of Common Stock
                         -------------------------------

Schneider Securities, Inc., As
   Representative of the Several Underwriters
c/o Schneider Securities, Inc.
Two Charles Street
Providence, RI  02904

Ladies and Gentlemen:

         This letter agreement is being delivered to you in connection with the proposed Underwriting Agreement (the "Underwriting Agreement") between Nations Express, Inc., a North Carolina corporation (the "Company"), and you as the representative of a group of Underwriters named therein, relating to an underwritten public offering of Common Stock, no par value (the "Common Stock"), of the Company.

         In order to induce you and the other Underwriters to enter into the Underwriting Agreement, the undersigned will not, without your prior written consent and release to the transfer agent, sell any of its shares, options, warrants or underlying shares of Common Stock for a 13-month period commencing on the effective date of the Company's Registration Statement on Form SB-2 filed with respect to the offering (the "Registration Statement"). The undersigned further agrees that the Company may instruct its transfer agent and registrar of the restrictions imposed by this letter agreement and cause it to note these restrictions on its transfer books and on any certificate or warrant that it may issue to the undersigned; provided, however, that the undersigned shall be permitted to register and sell to the public, his, her, or its "pro rata" portion of 300,000 shares of Common Stock, beginning 180 days after the effective date of the Registration Statement. The aforementioned "pro rata portion" shall be the product of 300,000 multiplied by the quotient of 300,000 divided by the total number of outstanding shares of common stock held by persons who are not executive officers or directors of the Company. In order to comply with the provisions of Rule 2710 (c)(7)(c) of the Rules of Conduct, the undersigned will not sell such securities during the offering or sell, transfer, assign or hypothecate such securities for ninety (90) days following the effective date of the offering.

         If for any reason the Underwriting Agreement shall be terminated prior to the Closing Date (as defined in the Underwriting Agreement), the agreement set forth above shall likewise be terminated.

                                     Yours very truly,


                                     By:
                                             --------------------------------
                                     Name:
                                             --------------------------------
                                     Address:
                                             --------------------------------
                                             --------------------------------

                                     Date:   November __, 2000